EXHIBIT 99.1

Investor Relations Contact:

James Zeumer
Pulte Homes, Inc.
Vice President
(248) 433-4597

Media Relations Contact:
Mark Marymee
Pulte Homes, Inc.
Corporate Communications
(248) 433-4648

FOR IMMEDIATE RELEASE

PULTE HOMES UPDATES EARNINGS GUIDANCE FOR ITS THIRD QUARTER AND FULL YEAR 2004

Company Announces Preliminary Third Quarter Signups Increase 11%

Bloomfield Hills, MI, October 4, 2004 – Pulte Homes (NYSE: PHM) announced today that it expects third quarter earnings from continuing operations to be in the range of $1.95 to $2.05 per fully-diluted share as compared to previously issued guidance of $2.00 to $2.10 per share. For the full year, the Company expects earnings from continuing operations to be in the range of $7.40 to $7.70 per fully-diluted share. The Company’s previous guidance for the year had been in the range of $7.80 to $8.00. The change in guidance is based primarily on lower than expected pricing and unit volume from the Company’s operations in Las Vegas.

Pulte also announced that preliminary signups for its third quarter ended September 30, 2004 increased approximately 11 percent over the same period last year. The Company experienced robust sales during the period in many of its markets including the West region, which showed an increase of 3 percent, despite weakness at certain price points within the Company’s Las Vegas operations.

“Pulte’s Las Vegas operations have raised prices aggressively, with some communities implementing price increases well above the 50% increases experienced in the broader Las Vegas market,” said Richard J. Dugas, Jr., President and Chief Executive Officer. “Consumer acceptance of these increases at certain price levels has apparently reached a ceiling, suggesting that prices have become higher than what the market will support. Pulte has already implemented actions to lower local market pricing to better align the Company’s operations with current market conditions.”

Based on the lower sign up and closing volumes that Pulte expects to realize from its Las Vegas operations, the Company has revised its earnings guidance. “Pulte is in position to deliver greater than 50% year-over-year growth in earnings per share,” said Dugas. “These results, along with strong new order rates we are experiencing in most of our regions, should enable the Company to drive additional growth in 2005.”

A conference call discussing market conditions will be held today, Monday, October 4, 2004 at 6:00 p.m. (E.T.), along with a web cast live via Pulte.com. Interested investors can access the call by dialing (800) 540-0559, pass code 7Pulte, or via the Company’s home page at www.pulte.com. The Company will issue detailed financial results for its third quarter after the market close on October 25, 2004.

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes and the availability of mortgage financing; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of insurance covering risks associated with our business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives and/or local building moratoria; (10) governmental regulation, including the interpretation of tax, labor and environmental laws; (11) changes in consumer confidence and preferences; (12) required accounting changes; (13) terrorist acts and other acts of war; and (14) other factors over which the Company has little or no control.

About Pulte Homes

Pulte Homes, Inc., (NYSE: PHM) based in Bloomfield Hills, Mich., has operations in 45 markets across the U.S. Under its Del Webb (www.delwebb.com) brand, the company is the nation’s leading builder of active adult communities for people age 55 and older. Over its history, the company has constructed more than 370,000 homes. In 2004, J.D. Power and Associates ranked Pulte Homes No. 1 in customer satisfaction in 14 U.S. markets, and among the top three homebuilders in 23 of 25 total markets surveyed. J.D. Power and Associates also named Pulte Homes the inaugural recipient of its Platinum Award for Excellence in Customer Service among the nation’s largest new homebuilders in 2004. Pulte Mortgage LLC is a nationwide lender committed to meeting the financing needs of Pulte Homes’ customers by offering a wide variety of loan products and superior customer service.

Websites: www.pulte.com; www.delwebb.com

/Web site: http://www.pulte.com